Exhibit 99.1

OfficeMax Incorporated 263 Shuman Boulevard Naperville, Illinois 60563	Boise Inc Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: June 28, 2011

Media Contact	Investor Relations Contact
Boise: Virginia Aulin – 208 384 7837	Boise: Jason Bowman –208 384 7456
OfficeMax: Bill Bonner – 630 864 6066	OfficeMax: Mike Steele –630 864 6826

Boise and OfficeMax Extend and Update Paper Purchase Relationship

BOISE, Idaho, and NAPERVILLE, Illinois– Boise Inc. (NYSE: BZ) and OfficeMax Incorporated (NYSE: OMX) announced they have extended their long-term relationship by entering into a new paper purchase agreement. The new agreement, which extends through 2017, is in recognition of the mutually beneficial commercial partnership, which has spanned more than five decades.

“I am very pleased to announce a new long-term purchase agreement with our largest customer, OfficeMax,” said Alexander Toeldte, Boise Inc.’s president and chief executive officer. “The arrangement has been rewarding for both companies, and we’re proud to have the opportunity to continue to serve OfficeMax.”

“I am delighted to say that we have extended a long-standing relationship on profitable terms,” said Ravi Saligram, president and chief executive officer of OfficeMax Incorporated. “The new agreement will enable OfficeMax to continue to provide its customers with the highest quality papers at a great value.”

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures paper and packaging products, including imaging papers for the office and home, printing and converting papers, label and release and flexible packaging papers, corrugated containers, containerboard, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

- more -

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and individual consumers. OfficeMax customers are served by approximately 30,000 associates through direct sales, catalogs, e-commerce and approximately 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. The relationship between OfficeMax and Boise is subject to the terms and conditions set forth in the new Paper Purchase Agreement, which will be filed in the periodic filings of both parties. There are circumstances that could shorten or lengthen the term of the customer/supplier relationship, including changes in supply chain or buying patterns, changes in the volume requirements for office papers, and changes in the competitive landscape in the paper or office supply business. For further information about the risks and uncertainties associated with both OfficeMax and Boise, please refer to their respective filings with the Securities and Exchange Commission. The parties do not intend, and undertake no obligation, to update any forward-looking statements.